Exhibit 1

Date:	April 15, 2013
To:	NFP Employees and Owned Principals
From:	Jessica Bibliowicz and Doug Hammond
Re:	NFP to be Acquired by Madison Dearborn Partners for $25.35 per Share in Cash

We are pleased to share some exciting news about our company. NFP has entered into an agreement to be acquired by a controlled affiliate of Madison Dearborn Partners, LLC, a private equity investment firm, for a total equity value of $1.3 billion, or $25.35 per share. Madison Dearborn is well-respected with significant experience and expertise in the financial services sector. To review a copy of the press release, please click here.

This transaction with Madison Dearborn speaks to the success of the great company we have built together. It should provide significant opportunities for our company as a whole, including our employees and clients. We are thrilled to partner with this world-class investor that has the resources and commitment to support management on the execution of our strategic plan and continued growth.

Importantly, Madison Dearborn is supportive of NFP’s One NFP business strategy, including our benefits, life insurance, wealth management, broker/dealer/RIA, and property & casualty businesses. Madison Dearborn also supports, and is aligned with, our leadership team.

Madison Dearborn’s acquisition of NFP is a clear endorsement of the quality and success of our business, the value of our client-centric culture, and all of our hard work and dedication. It’s also a testament to the solid foundation we have built together and the strong execution of our strategic plan – due in large part to your professionalism and commitment to our clients.

We are hosting a conference call for all employees and principals today at 2:00 pm ET, and encourage you to participate to learn more about this announcement. At the end of this document, you will find detailed login/registration instructions.

The transaction is subject to shareholder approval and other customary closing conditions. Following the receipt of those approvals, we expect the transaction to close in the third quarter. Due to the nature of this transaction, the information we can provide is limited until the company has complied with all the required public filings. However, we will do our best to keep you informed and will communicate updates as quickly as possible.

We are thrilled to partner with Madison Dearborn and are excited to have their support for the Company’s strategic plan and continued evolution and growth. We ask that you further our quest for excellence by continuing to provide our clients with the exceptional service they’ve come to expect.

To assist you with client communication, we have created a document (click here) which can be customized with your firm information. As a reminder, should you receive any media or investor inquiries on this announcement, please direct them to Abbe Goldstein at 212-301-1039 or communications@nfp.com.

In closing, we take great pride in all that the NFP team has accomplished over the years, and are confident in our ability to drive continued growth. Madison Dearborn recognizes the talent of our team, and simply put, today’s announcement is a very positive result of the success we have all built together and the opportunity that lies ahead.

For your reference click here to view a Frequently Asked Questions document.

Thank you again for your support, hard work and commitment to NFP.

Title: NFP Conference Call Presentation

Date/Time/Duration: April 15, 2013 - 2:00 p.m. ET – 60 minutes

Participant Instructions to Join Webcast

1.	Click on the link below to register for the webcast: (Use this same link to enter the webcast.)

http://us.reg.meeting-stream.com/NFP_041513

For optimal viewing, we recommend you connect directly to the Internet instead of using VPN.

2.	Audio Information:

This event is being streamed. It is recommended that you listen via your external computer speakers. If for any reason you are unable to stream, you can listen to the audio via the telephone by calling:

US/Canada:	866-809-1276
Conference ID:	36966788

3.	Please test your connection prior to joining the webcast to ensure a successful user experience.

Connection Test: http://test.meeting-stream.com

Technical Support: 866-271-7592

Forward-Looking Information

This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “anticipate,” “expect,” “intend,” “plan,” “believe,” “estimate,” “may,” “project,” “will,” “continue” and similar expressions of a future or forward-looking nature. Forward-looking statements may include discussions concerning revenue, expenses, earnings, cash flow, impairments, losses, dividends, capital structure, market and industry conditions, premium and commission rates, interest rates, contingencies, the direction or outcome of regulatory investigations and litigation, income taxes and the Company’s operations or strategy. These forward-looking statements are based on management’s current views with respect to future results. Forward-looking statements are based on beliefs and assumptions made by management using currently-available information, such as market and industry materials, experts’ reports and opinions, and current financial trends. These statements are only predictions and are not guarantees of future performance. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by a forward-looking statement. These risks and uncertainties include, without limitation: (1) the acquisition may not be consummated in a timely manner, if at all; (2) the definitive acquisition agreement may be terminated in circumstances that require the Company to pay a termination fee or reimburse certain expenses; (3) the diversion of management’s attention from the Company’s ongoing business operations; (4) the failure of Madison Dearborn to obtain the necessary financing to complete the acquisition; (5) the effect of the announcement of the acquisition on the Company’s business relationships, operating results and business generally; and (6) the failure to obtain the requisite approvals to the acquisition, such as shareholder approval or the approval of FINRA with respect to the indirect change in ownership of the Company’s broker-dealer subsidiaries. Additional factors are set forth in NFP’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 15, 2013 and its subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made. NFP expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Important Information

In connection with the merger, the Company intends to file relevant materials with the SEC, including a preliminary proxy statement and a definitive proxy statement. INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED MERGER. The definitive proxy statement in connection with the proposed merger will be mailed to the shareholders of the Company. The preliminary proxy statement, the definitive proxy statement and other relevant materials (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC at the Company’s web site, www.nfp.com, or by contacting Investor Relations by phone at 212-301-4000, by email at ir@nfp.com or by mail at 340 Madison Avenue, 20th Floor, New York, New York 10173.

Certain Information Regarding Participants

The Company and its executive officers, directors and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of the Company in connection with the proposed merger. Information about the executive officers and directors of the Company and their ownership of NFP common stock is set forth in the proxy statement for the Company’s 2012 Annual Meeting of Shareholders that was filed with the SEC on April 9, 2012. Investors and shareholders may obtain additional information regarding the interests of such potential participants by reading the preliminary proxy statement, the definitive proxy statement and the other relevant documents filed with the SEC when they become available.